UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   February 18, 2009

NEW MEXICO SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

NEVADA	333-112781	91-1287406
(State or jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5021 Indian School Road, Suite 100
Albuquerque, New Mexico 87110
(Address of principal executive offices)

505-255-1999
(Registrant's telephone number, including area code)

not applicable
(Former Name or Former Address, If Changed Since Last Report)

Section 7 - Regulation FD

Section 8 - Other Events

Item 8.01 Other Events.

On February 18, 2009, Premier Medical Enterprise Solution, Inc. filed a complaint in the Federal District Court in Albuquerque against us and our chief executive officer.  Premier has been a customer of our XR-EXpress application.  The complaint alleges among other things breaches of (i) fiduciary duty, (ii) covenant of good faith and fair dealing and (iii) contract, along with claims of conversion and tortuous interference.  The suit seeks compensatory, punitive and exemplary damages in excess of $75,000, together with injunctive relief against unfair competition, an accounting (for three items) and attorney’s fees. The case is Premier Medical Enterprise Solution, Inc. v. New Mexico Software, Inc. and Richard Govatski, Case No.  Civ – 09 – 165.

There are no new events in the working relationship of Premier with New Mexico Software to give rise to this lawsuit, other than New Mexico Software, Inc.’s demand for timely payment of invoices and notice of termination of the Agreement with Premier for nonpayment.  This suit is Premier’s response to our cancellation of Premier’s agreement for services for nonpayment which was served on February 2, 2009.  We believe the suit is frivolous and filed solely to delay payment of amounts owed by Premier.  New Mexico Software, Inc. on March 9, 2009, filed its Answer and Counterclaims for Breach of Contract, demanding payment in full for past due and ongoing charges, attorney’s fees and costs, all of which are provided for in the Agreement with Premier, and for Declaratory Judgment that the Agreement with Premier has been properly terminated by New Mexico Software, Inc. for breach of contract and nonpayment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

NEW MEXICO SOFTWARE, Inc.

Date: March 9, 2009

By: /s/ Richard F. Govatski

Richard F. Govatski
Chairman of the Board of
Directors, Chief Executive
Officer and President